Exhibit 99.1

STONE ENERGY CORPORATION

Announces Auction Results for Sale of Appalachia Properties

LAFAYETTE, LA. February 8, 2017

Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced the results of the auction for the sale of all of its approximately 86,000 net acres in the Appalachia regions of Pennsylvania and West Virginia (collectively, the “Properties”), including approximately 53,000 core net Marcellus acres and drilling rights on approximately 44,000 net acres in the Utica, to EQT Corporation, through its wholly-owned subsidiary EQT Production Company (“EQT”), for a sales price of $527 million, subject to the purchase price adjustments described below and approval by the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

As previously disclosed, on October 20, 2016, the Company entered into a purchase and sale agreement (as amended on December 9, 2016, the “PSA”) with TH Exploration III, LLC, an affiliate of Tug Hill, Inc. (“Tug Hill”). Pursuant to the terms of the PSA, Stone agreed to sell the Properties to Tug Hill for $360 million in cash, subject to customary purchase price adjustments. Stone entered into the PSA in conjunction with previously announced comprehensive balance sheet restructuring efforts that include the execution of a restructuring support agreement, as amended, (the “A&R RSA”), to support a restructuring on the terms of a pre-packaged plan of reorganization as described therein (the “Plan”).

On December 14, 2016, Stone and its domestic subsidiaries (the “Debtors”) filed voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court. Pursuant to Bankruptcy Court orders dated January 11, 2017 and January 31, 2017, two additional bidders were allowed to participate in competitive bidding on the Properties, with the Tug Hill PSA bid serving as the stalking horse bid. On January 18, 2017, the Bankruptcy Court approved certain bidding procedures (the “Bidding Procedures”) in connection with the sale of the Properties. In accordance with the Bidding Procedures, on February 8, 2017, Stone conducted an auction for the sale of the Properties and upon conclusion selected the final bid submitted by EQT, with a final purchase price of $527 million, subject to customary purchase price adjustments, with an upward adjustment to the purchase price of up to $16 million in an amount equal to certain downward adjustments (the “Purchase Price”), as the prevailing bid (the “Prevailing Purchaser”). A portion of the Purchase Price will be used to pay the break-up fee and expense reimbursement in the PSA. Further, in accordance with the Bidding Procedures, American Petroleum Partners Operating, LLC, who submitted a bid including a final purchase price of $526 million and otherwise on the same terms as the bid of the Prevailing Purchaser, was selected as the back-up bidder (the “Back-up Bidder”). The terms of the prevailing bid will be filed as an exhibit to a Current Report on Form 8-K that the Company expects to file in connection with the Sale Hearing, discussed below.

The hearing to consider approval of the sale of the Properties to the Prevailing Purchaser will be held on February 10, 2017 at 9:00 a.m. CST (the “Sale Hearing”) in the Bankruptcy Court. The Company expects to close the sale of the Properties by February 28, 2017, subject to customary closing conditions and approval by the Bankruptcy Court.

Chairman, President and Chief Executive Officer David H. Welch stated, “With the successful conclusion of the auction, we are now poised to move forward with our pre-packaged Plan, with Stone, its noteholders and the bank group all in agreement on a plan of action. This should allow Stone to emerge as a much stronger, healthier company with significant debt reduction, a solid balance sheet, and a focused portfolio of deep water producing assets and near-term drilling opportunities.

I would like to acknowledge the enormous efforts of the Stone employees, our Board of Directors, and, in particular, the exemplary service of our board member David Lawrence, who agreed to serve as the Special Liaison of the Independent Directors during the months prior to filing. Dr. Lawrence is widely recognized for his industry leadership and extensive global experience across the energy business. His contributions have been invaluable.”

Lead Director, Richard Pattarozzi, echoed Welch’s comments and went on to say, “The Board would like to express its thanks to David Lawrence for having taken on this task in a challenging environment and is grateful for his consistent delivery of excellent guidance and sage advice throughout this process.”

Latham & Watkins LLP is acting as lead counsel to the Debtors in connection with the sale of the Properties and the bankruptcy proceedings. Porter Hedges LLP is acting as the Debtors’ bankruptcy co-counsel. Tudor, Pickering, Holt & Co. is acting as the Debtors’ investment banker in connection with the sale of the Properties. Lazard is acting as the Debtors’ investment banker in connection with the bankruptcy proceedings. Alvarez & Marsal North America, LLC is acting as the Debtors’ restructuring advisors. Andrews Kurth Kenyon LLP is acting as counsel to the independent directors of the board. Kirkland & Ellis LLP is acting as legal counsel to EQT in connection with the acquisition of the Properties.

Additional Information

The Debtors filed their voluntary chapter 11 petitions and the Plan in the U.S. Bankruptcy Court for the Southern District of Texas in Houston. Information about the bankruptcy cases, including the prospective order approving the sale of the Properties and the Debtors’ entry into the new purchase and sale agreement related to the prevailing bid which will be filed with the Bankruptcy Court prior to or following the Sale Hearing, can be found at http://dm.epiq11.com/StoneEnergy or by calling +1-888-243-5081 (toll-free in North America) or +1-503-520-4474 (outside of North America).

Stone is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the ability to consummate the sale of the Properties as contemplated by the PSA; the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of the Plan; effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; and the risk factors and known trends and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, respectively. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Contact:

Jennifer E. Mercer

Epiq Strategic Communications for Stone Energy

310-712-6215

jmercer@epiqsystems.com